Exhibit 10.1

MARKETING AND PROMOTION AGREEMENT

This Marketing and Promotion Agreement (this “Agreement”) is made August 4, 2021 (the “Effective Date”), by and between Cuentas, Inc. (“Cuentas”), a corporation organized under the laws of the State of Florida, USA, having its principal office at 235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139, and Benelisha Group, Inc. (“Benelisha”), a corporation organized under the laws of the State of California, USA, having its principal office at 16610 Ventura Blvd Encino CA 91436.

RECITALS

A. Cuentas is a Fintech company providing mobile banking services through its Cuentas debit cards and mobile cell phone application (“Cuentas DC/MA Products”) to unbanked, underbanked, and underserved consumers particularly in the Latino community.

B. Benelisha shall provide ACH Direct Deposit (ACH-DD) services via Cuentas throughout the State of California.

C. Benelisha shall market and promote Cuentas DC/MA Products to Benelisha’s customers (“Benelisha Customers”).

D. The parties desire to enter this Agreement for a 36 month term commencing the date of the last signature required below (the “Effective Date”) with the following milestones: 1- initial sixty (60) day ramp up period, 2- Benelisha will have 6 months to register 3,000 active cardholders under the Cuentas ACH Direct Deposit (ACH-DD) mechanism. 3- within 1 year, Benelisha will have to register 15,000 active GPR cardholders for ACH-DD 4- within 2 years, 30,000 GPR cardholders for ACH-DD 5- within 3 years, 50,000 GPR cardholders for ACH-DD.

NOW, THEREFORE, in consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

COVENANTS

1.1         The above Recitals are true and correct.

1.2         Benelisha shall use its best efforts, in consultation with Cuentas, to market and promote Cuentas DC/MA Products to Benelisha Customers. During the Term, Benelisha’s registration goal is to register Benelisha Customers who become activated users of Cuentas DC/MA Products as per Section 1.5.

1.3         Benelisha is solely and exclusively responsible for obtaining all necessary consents and authorizations from the Benelisha Customers as necessary and any necessary governmental approval or license to engage in such marketing and promotional efforts directed at Benelisha Customers.

1.4         Cuentas and Benelisha shall jointly develop the promotional materials to be distributed by Benelisha to the Benelisha Customers. If after 45 days of the Benelisha marketing and promotional program, registrations among Benelisha Customers are less than 10% of the existing Benelisha Customer base, the parties shall mutually cooperate to modify the promotional materials and program to attempt to achieve a higher registration percentage among Benelisha Customers over the remaining time for each period as stated in Section 1.5.

1.5         Cuentas is giving Benelisha Most Favored Nation (MFN) compensation consisting of 32% from Net Revenue for new cardholders that they register and maintain on the Cuentas GPR Platform with special promo codes assigned to Benelisha Group. In order for Benelisha to maintain MFN pricing over the next 3 years, they will have to deliver the following milestones: 1- within 60 days of acceptance of the program, Benelisha will have 6 months to register 3,000 active cardholders under their ACH Direct Deposit (ACH-DD) mechanism. 2- within 1 year, Benelisha will have to register 15,000 active GPR cardholders for ACH-DD 3- within 2 years, 30,000 GPR cardholders for ACH-DD 4- within 3 years, 50,000 GPR cardholders for ACH-DD. Assuming Benelisha reaches the 50,000 goal within 3 years, they will maintain MFN status for the entire state of California for perpetuity assuming they register 50,000 new GPR cardholders for ACH-DD every additional year going forward.

1.6         Cuentas shall be responsible for providing the unique promotional code to be used by each Benelisha Customer when registering as a user of Cuentas DC/MA Products that will allow Cuentas to measure and account for each registered Benelisha Customer for purposes of determining gross net revenues derived from all registered Benelisha Customers for purposes of the revenue sharing set forth in Section 1.5.

1.7         Cuentas technology platform shall separately delineate the gross revenue generated by Cuentas from each Benelisha Customer, the direct operating costs related to generating the revenue, and the net revenue generated by Cuentas from each Benelisha Customer (hereinafter “Net Revenue”). Cuentas shall produce a complete detailed report of all such metrics to Benelisha on a monthly basis by close of business Monday for the previous month’s results.

1.8         If Benelisha reaches the milestones listed in Section 1.5, Benelisha shall be entitled to thirty-two percent (32%) of the Net Revenue earned by Cuentas, who shall remit to Benelisha on or before the 10th day of each month, the Net Revenue generated from the Benelisha Customers during the preceding calendar month as set forth and reflected in the monthly reports generated by Cuentas and furnished to Benelisha.

1.9         If any issue arises between the parties regarding the accuracy or correctness of any revenue, direct operating expense, or Net Revenue, Cuentas shall make its books and records available for inspection by a Certified Public Accountant (CPA) selected by the parties to perform an independent review of the numbers. The parties agree to equally share the expense of such CPA.

1.10       Cuentas shall have the right to value each ACH-DD customer at $863.

1.11       Non-Assignability. The parties mutually agree that neither party may assign in whole or part their rights and obligations under this Agreement whether conditionally, as collateral, or for any other reason whatsoever.

1.12       Confidentiality. The parties acknowledge and affirm the terms of the non-disclosure agreement dated as of July 8, 2021 (the “NDA”), between the parties and agree to remain bound by the terms and conditions of the NDA.

1.13       Press Releases. Notwithstanding the terms of the NDA, the parties agree that they shall coordinate in good faith any mutual press release and disclosure of terms and conditions of this Agreement. Any press release must be agreed to in advance by both Parties.

1.14       Good Faith and Best Efforts. The parties agree cooperate in good faith and exercise their best efforts to accomplish the broad purpose of this Agreement, including providing all reasonable support necessary for the successful market program and to facilitate the registration and activation of Benelisha Customers to Cuentas BC/MA Products. The parties also agree to afford each other reasonable and timely access to the other’s operations and accounting as it relates to the subject matter of this Agreement.

1.15       Expenses. The parties agree that each shall bear their own costs and expenses necessary to perform their obligations under this Agreement except that Cuentas shall be allowed to deduct the direct operating expenses related to generating the revenues from the Benelisha Customers as set forth above. The parties at their sole discretion may agree in writing signed by each party to fund marketing expenses as they may deem necessary going forward.

1.16       Cuentas represents and warrants as follows:

1.16.1        Existence and Good Standing. Cuentas is a corporation, duly formed, validly existing and in good standing under the laws of Florida.

1.16.2        Execution, Delivery and Performance of Agreement. Cuentas acting through its board of directors has the power and authority to execute, deliver and perform fully its obligations under this Agreement.

1.16.3        Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Cuentas and constitute the valid and legally binding obligations of Cuentas enforceable against it in accordance with its terms.

1.16.4        No Conflict. Neither the execution of this Agreement, nor the performance by Cuentas of its obligations under this Agreement will violate or conflict with Cuentas’s entry into or performance under Cuentas’s organizational documents, or any applicable Law or Order.

1.16.5        Consents. No consent of any third-party or Governmental Authority is required in connection with the execution and delivery by Cuentas of this Agreement or the consummation of the transactions contemplated by this Agreement.

1.17       Benelisha represents and warrants as follows:

1.17.1        Existence and Good Standing. Benelisha is a corporation, duly formed, validly existing and in good standing under the laws of __________.

1.17.2        Execution, Delivery and Performance of Agreement. Benelisha acting through its board of directors has the power and authority to execute, deliver and perform fully its obligations under this Agreement.

1.17.3        Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Benelisha and constitute the valid and legally binding obligations of Benelisha enforceable against it in accordance with its terms.

1.17.4        No Conflict. Neither the execution of this Agreement, nor the performance by Benelisha of its obligations under this Agreement will violate or conflict with Benelisha’s entry into or performance under Benelisha’s organizational documents, or any applicable Law or Order.

1.17.5        Consents. No consent of any third-party or Governmental Authority is required in connection with the execution and delivery by Benelisha of this Agreement or the consummation of the transactions contemplated by this Agreement.

1.18       Survival. All representations, warranties, covenants, and obligations in this Agreement will survive the execution of this Agreement.

1.19       Indemnification. In consideration of the recitals and covenants contained in this Agreement, each party shall defend, indemnify and hold the other party harmless from and against any losses, liabilities or expenses, including reasonable attorneys’ fees, directly incurred by it resulting from any third-party action that is instituted against it, resulting from or arising out of any breach of any of the representations or warranties made by such party to the other party in or pursuant to this Agreement or relating to or arising under such other party’s performance under this Agreement. Each indemnifying person consents to the nonexclusive jurisdiction of any court in which the third-party action is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such action or the matters alleged in such action, and agrees that process may be served on them with respect to such a claim anywhere in the world. Payment of Indemnification. Subject to the above provisions, claims for indemnification under this shall be paid or otherwise satisfied by Indemnifying Persons within 60 days after receipt of written notice given by the Indemnified Person in writing. The provisions contained in this SECTION shall survive any termination of this Agreement.

1.20       Confidentiality. Each party will keep confidential, not disclose and not use for its own benefit (and will cause its subsidiaries, employees, officers and directors to keep confidential, not disclose, and not use for their own benefit) any information, whether written, oral or in electronic format and whether or not identified as “confidential” at the time of its disclosure, obtained with respect to the other party or its subsidiaries, employees, officers and directors as a result of the transaction contemplated by this Agreement or either party’s due diligence process in connection with this Agreement (“Confidential Information”). The obligation set forth in the preceding sentence will not apply to Confidential Information which (i) is in the public domain on the date of this Agreement, (ii) enters the public domain after the date of this Agreement (other than by reason of the breach of any confidentiality obligation), (iii) was known to the receiving party prior to receipt from the disclosing party, (iv) is independently developed by the receiving party after the date of this Agreement, (v) is disclosed to the receiving party by a third-party not in violation of the proprietary or other rights of the other party, or (vi) is disclosed pursuant to a requirement of law or judicial process.

1.21       Entire Agreement; Modification; No Waiver. This Agreement, together with the other documents contemplated by this Agreement, constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements, representations, understandings, communications, whether written or verbal, between the parties in relation to such subject matter. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties’ duly authorized representatives. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. The Recitals shall form part of this Agreement.

1.22       Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.

1.23       Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable by a court of competent jurisdiction, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected by such judgment.

1.24       Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, or when dispatched by electronic mail, or the next business day after having been dispatched by an internationally recognized courier service to the appropriate party at the address specified below:

1.24.1	If to Cuentas:
235 Lincoln Rd, Suite 210, Miami Beach, FL 33139
Attn:	Shalom Arik Maimon - Interim CEO
E-mail:	info@cuentas.com

1.24.2	If to Benelisha
16610	Ventura Blvd, Encino CA 91436
Attn:	Yosef Benelisha, CEO
E-mail:	Yosef@benelishagroup.com

1.25       Governing Law/ Jurisdiction. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement. In the event that legal action is instituted under or relating to this Agreement, each party consents to, and by execution hereof submit themselves to, the jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation shall be brought in a court of competent jurisdiction in and for Miami-Dade County, Florida. In any action commenced relating to or arising under the Agreement, each defendant party waives personal service of any process upon them in any action or proceeding therein and consent that such process by Federal Express and email directed to the address and officer set forth above or such other address, officer, or email address has may be furnished in writing by the party to this Agreement as directed above as may have been furnished in writing under this Agreement. Such service shall be deemed made two (2) days after such process is so mailed. No party shall raise any objection to service of process as set forth above.

1.26       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or electronic transmission is sufficient to bind the parties to the terms and conditions of this Agreement.

1.27       Time is of the essence in the timely performance of each parties’ respective obligations under this note.

1.28       Each Party shall reasonably cooperate with the others, and obtain, execute, and deliver such documents as are in its possession or control and are reasonably necessary to effectuate or confirm any provisions of this Agreement.

1.29       Attorney’s fees and costs. The parties to this Agreement shall act in good faith to resolve any dispute or other controversy arising under this Agreement. Absent agreement resolving a dispute within 30 days after the dispute has arisen, any party shall have the right to seek to settle the matter by court action or, if the parties agree at the time, by arbitration to conducted in Miami under the International Arbitration Rules. If any party should institute legal proceedings to enforce such party's rights under this Agreement, or otherwise with respect to the subject matter of this Agreement or any part thereof, the prevailing party or parties shall recover, in addition to all other costs and damages awarded, and the losing party or parties shall pay, the reasonable attorney's fees and costs at trial or arbitration, on appeal, upon petition for review, whether or not such fees and costs are prescribed by statute, in each case as determined by the court at trial or upon any appeal.

1.30       Broker or Intermediary. The parties represent and warrant that there is no broker or intermediary entitled to a commission from either party hereto.

1.31       WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OPERATING AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ACCEPT THIS AGREEMENT.

1.32       DAMAGE WAIVER. EACH PARTY AGREES THAT THEY SHALL NOT HAVE A REMEDY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER IN ANY DISPUTE AND HEREBY WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY HAVE NOW OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION OR JUDICIALLY.

1.33       The parties have executed this Agreement at [place of execution] the day and year first set forth above.

IN WITNESS WHEREOF parties have set their hands and seals to this Agreement the day(s) and date(s) set forth below.

CUENTAS, INC.

By: ______________

Arik Maimon, Interim Chief Executive Officer ,

Cuentas, Inc.

Dated August 4, 2021.

BENELISHA INC.

By: ________________

Yosef Benelisha, CEO

BENELISHA, Inc.

Dated August 4, 2021.

EXHIBIT A

SUMMARY OF THE TERMS OF THE PROPOSED TRANSACTION
Product Manager:	Cuentas, Inc. (“Cuentas”)
Marketer:	BENELISHA Inc. (“Benelisha”)
Proposed Transaction

Benelisha will promote the Cuentas GPR Cards and Mobile Apps to its customers until 50,000 customers successfully register and activate the Cuentas GPR cards and Mobile Apps (“RCs”). Benelisha has up to 36 months to reach this goal. If the registration rate among existing Benelisha Customers is less than 10% percent, the parties in good faith and using their best efforts to cooperate to more aggressively market Cuentas GPR Cards and Mobile Apps to the non-registered customers of Benelisha.

Revenue Sharing:	Cuentas and Benelisha will share the gross profit Net Profit 68/32 from all fees and transaction profits generated by Benelisha’s referrals. (Cuentas = 68%, Benelisha = 32%)

Confirmatory Due Diligence:

 Each of Cuentas, on the one hand, and BENELISHA, on the other hand, will conduct due diligence on the other, including, if reasonably requested, visiting and inspecting the offices and facilities of the other and meeting with management. Each of Cuentas, on the one hand, and BENELISHA, on the other hand, will and will cause their Representatives to extend their reasonable cooperation to the other set of parties and their respective Representatives in connection with such investigation and provide reasonable access upon reasonable advance notice and during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation; provided, however, that any such diligence shall not adversely interfere with the conduct of the Cuentas’s business or BENELISHA’s business, as the case may be. Without limiting the foregoing, each of Cuentas, on the one hand, and BENELISHA, on the other hand, will cause their auditors to reasonably cooperate with the other set of parties and their respective Representatives.

Additional Conditions:

The Transaction is subject to customary conditions appropriate for this industry.

CONFIDENTIAL